Exhibit (a)(1)(B)

OSI PHARMACEUTICALS, INC.

Offer to Purchase for Cash
Any and All Outstanding
3% Convertible Senior Subordinated Notes due 2038
CUSIP No. 671040 AG8
CUSIP No. 671040 AH6

Pursuant to the terms and conditions of the Indenture (the “Indenture”), dated as of January 9, 2008, between OSI Pharmaceuticals, Inc., a Delaware corporation (the “Company,” “OSI”, “we,” “us” and “our”), and The Bank of New York Mellon (formerly known as the Bank of New York), as trustee (the “Trustee”), relating to the Company’s 3% Convertible Senior Subordinated Notes Due 2038 (the “Notes”), each holder of the Notes (the “Holder”) has the right (the “Purchase Right”) to require the Company to purchase all or part of such Holder’s Notes not yet converted upon the occurrence of a Fundamental Change.

On June 3, 2010 (the “Tender Completion Effective Date”), pursuant to a tender offer and acceptance of shares tendered in the initial offering period (the “Tender Offer Completion”), Astellas Pharma, Inc. a corporation formed under the laws of Japan (“Astellas” or (the “Acquirer”) became the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the Company’s common stock, par value $0.01 (the “Common Stock”). This event constitutes a Change of Control and a Fundamental Change under the Indenture. As a result of the Tender Offer Completion, each Holder of the Notes has the Purchase Right described above (the “Tender Completion Purchase Right”).

On June 8, 2010 (the “Merger Effective Date”), pursuant to the Agreement and Plan of Merger, dated May 16, 2010, as amended on June 3, 2010 (as amended, the “Merger Agreement”), by and among the Acquirer, certain of its affiliates and the Company, the Company merged with an indirect subsidiary (the “Merger Sub”) of the Acquirer (the “Merger”), with the Company continuing as the surviving corporation in the Merger. The Merger also constitutes a Fundamental Change under the Indenture. As a result of the Merger, each Holder has the Purchase Right described above (the “Merger Purchase Right”).

In addition, the Common Stock is expected to be delisted from the NASDAQ Global Select Market on June 18, 2010 (the “Delisting”). Once the Delisting is effective, it will constitute a Termination of Trading and an additional Fundamental Change under the Indenture. As a result of the Delisting, each Holder will have the Purchase Right described above (the “Delisting Purchase Right”).

The Tender Completion Purchase Right will expire at midnight, New York City time, on July 15, 2010 (the “Tender Completion Purchase Expiration Time”). Notes tendered for purchase in connection with the Tender Offer Completion may be withdrawn at any time prior to the Tender Completion Purchase Expiration Time. Holders who validly tender their Notes prior to the Tender Completion Purchase Expiration Time will receive the “Tender Completion Purchase Price” equal to 100% of the aggregate principal amount of Notes validly tendered and not validly withdrawn, plus accrued and unpaid interest to, but not including July 16, 2010 (the “Tender Completion Purchase Date”).

The Merger Purchase Right will expire at midnight, New York City time, on July 20, 2010, (the “Merger Purchase Expiration Time”). Notes tendered for purchase in connection with the Merger may be withdrawn at any time prior to the Merger Purchase Expiration Time. Holders who validly tender their Notes prior to the Merger Purchase Expiration Time will receive the “Merger Purchase Price” equal to 100% of the aggregate principal amount of Notes validly tendered and not validly withdrawn, plus accrued and unpaid interest to, but not including July 21, 2010 (the “Merger Purchase Date”).

Subject to the effectiveness of the Delisting, which we expect will occur on June 18, 2010, the Delisting Purchase Right will expire at midnight, New York City time, on July 30, 2010, (the “Delisting Purchase Expiration Time,” and each of the Delisting Purchase Expiration Time, the Tender Completion Purchase Expiration Time and the Merger Purchase Expiration Time, an “Expiration Time”). Notes tendered for purchase in connection with the Delisting may be withdrawn at any time prior to the Delisting Purchase Expiration Time. Holders who validly tender their Notes prior to the Delisting Purchase Expiration Time will receive the “Delisting Purchase Price” equal to 100% of the aggregate principal amount of Notes validly tendered and not validly withdrawn, plus accrued and unpaid interest to, but not including August 2, 2010 (the “Delisting Purchase Date,” and each of the Delisting Purchase Date and the Tender Completion Purchase Date and the Merger Purchase Date, a “Purchase Date”).

Holders who validly tender all or part of their Notes pursuant to the Purchase Right may not surrender such Notes for conversion unless they validly withdraw their Notes prior to the applicable Expiration Time. Under the terms of the Indenture, Holders may surrender all or part of their Notes:

•	for conversion in connection with the Tender Offer Completion, on or before July 15, 2010 (the “Tender Completion Conversion Deadline”);

•	for conversion in connection with the Merger, on or before July 20, 2010 (the “Merger Conversion Deadline”); and

•	for conversion in connection with the Delisting, subject to the effectiveness of the Delisting, which we expect will occur on June 18, 2010, on or after June 18, 2010 but on or before July 30, 2010 (the “Delisting Conversion Deadline,” and each of the Delisting Conversion Deadline, the Tender Completion Conversion Deadline and the Merger Conversion Deadline, a “Conversion Deadline”).

Holders who validly tender and do not validly withdraw their Notes prior to the applicable Expiration Time pursuant to the Purchase Right will no longer have conversion rights.

As of June 15, 2010, there were $160 million aggregate principal amount of Notes outstanding. The Trustee has informed us that, as of the date of this Offer to Purchase (the “Offer to Purchase”), all custodians and beneficial holders of the Notes hold the Notes through The Depository Trust Company (“DTC”) accounts and that there are not certificated Notes in non-global form. Accordingly, all Notes tendered for purchase hereunder must be delivered through the transmittal procedures of DTC.

We have appointed the Trustee as paying agent (the “Paying Agent”) and conversion agent (the “Conversion Agent”) in connection with the Purchase Right.

This Offer to Purchase is being provided pursuant to Article 3 of the Indenture. All capitalized terms used but not specifically defined in this Offer to Purchase shall have the meanings given to such terms in the Indenture. The Purchase Right is subject to the terms and conditions of the Indenture, the Notes and this Offer to Purchase and related notice materials (collectively, as amended or supplemented from time to time, the “Purchase Right Materials”).

You should review this Offer to Purchase carefully and consult with your own financial and tax advisors. You must make your own decision as to whether or not to tender your Notes for purchase and, if so, the amount of Notes to tender. None of the Company, the Acquirer, their respective Boards of Directors, their respective employees, the Trustee, the Paying Agent or the Conversion Agent are making any representation or recommendation to any Holder as to whether or not to tender that Holder’s Notes.

The Paying Agent and the Conversion Agent is:
The Bank of New York Mellon,

By Hand or Overnight Delivery:	For Information:	By Facsimile:
The Bank of New York Mellon Attention: Reorg Dept. 101 Barclay Street — 7E New York, New York 10286	Please call Sherma Thomas at 212-815-5283 if you have any questions	(212) 815-2742 Attention: Dianne Amoroso

Additional copies of this Offer to Purchase may be obtained from the Paying Agent at its address set forth above.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory authority has approved or disapproved of these transactions or determined if this statement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Offer to Purchase is June 17, 2010

No person has been authorized to give any information or to make any representations other than those contained in the Purchase Right Materials and, if given or made, such information or representations must not be relied upon as having been authorized. The Purchase Right Materials do not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of the Purchase Right Materials shall not under any circumstances create any implication that the information contained in the Purchase Right Materials is current as of any time subsequent to the date of such information.

TO HOLDERS OF
3% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2038
CUSIP No. 671040 AG8
CUSIP No. 671040 AH6
OF OSI PHARMACEUTICALS, INC.

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Purchase Right. To understand the Purchase Right fully and for a more complete description of the terms of the Purchase Right, we urge you to carefully read the remainder of this Offer to Purchase because the information in this summary is not complete. We have included section references to direct you to a more complete description of the topics in this summary.

Who is offering to purchase my Notes?

The Company, OSI Pharmaceuticals, Inc., is offering to purchase the Notes. The address of the Company’s principal executive offices is 420 Saw Mill River Road, Ardsley, New York, 10502.

Why are you offering to purchase my Notes?

The Indenture, dated as of January 9, 2008, between the Company and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee, pursuant to which the Notes were issued, gives you, as a Holder, the right to require us to purchase all or part of your Notes upon the occurrence of a Fundamental Change. As discussed above, Fundamental Changes occurred as a result of both the Tender Offer Completion and as a result of the Merger. In addition, once the Delisting is effective, it will also constitute a Fundamental Change under the Indenture.

What Notes are you obligated to purchase?

We are obligated to purchase all Notes validly tendered pursuant to the Purchase Right and not validly withdrawn by Holders. As described in the Indenture, Holders tendering less than all of their Notes must tender an aggregate principal amount of $1,000 or any integral multiple thereof. As of June 17, 2010, there were $160 million aggregate principal amount of Notes outstanding. See “3.2. Purchase Price.”

How much will you pay and what is the form of payment?

For each $1,000 principal amount of Notes validly tendered pursuant to the Purchase Right and not validly withdrawn, we will pay, in cash, the applicable Purchase Price of $1,000 plus accrued and unpaid interest to, but excluding, the applicable Purchase Date. The Tender Completion Purchase Price, the Merger Purchase Price and the Delisting Purchase Price are based solely on the requirements of the Indenture and the Notes and bear no relationship to the market price of the Notes or the Common Stock. See “3.2. Purchase Price.”

If I tender my Notes, when will I receive payment for them?

On July 16, 2010, the Tender Completion Purchase Date, we will accept for payment all Notes validly tendered for purchase and not validly withdrawn pursuant to the Tender Completion Purchase Right. On July 21, 2010, the Merger Purchase Date, we will accept for payment all Notes validly tendered for purchase and not validly withdrawn pursuant to the Merger Purchase Right. Subject to the effectiveness of the Delisting, which we expect will occur on June 18, 2010, on August 2, 2010, the Delisting Purchase Date, we will accept for payment all Notes validly tendered for purchase and not validly withdrawn pursuant to the Delisting Purchase Right.

We will forward to the Paying Agent, prior to 10:00 a.m., New York City time, on the applicable Purchase Date the appropriate amount of cash required to pay the applicable Purchase Price for those Notes, and the Paying Agent will promptly distribute the cash to DTC, the sole record holder of the Notes. DTC will thereafter distribute the cash to its participants in accordance with its procedures. See “6. Payment for Tendered Notes; Source and Amount of Funds.”

What are my conversion rights with respect to my Notes?

As a result of the Tender Offer Completion and the Merger, Holders have the right under the Indenture (1) to require the Company to purchase their Notes at their principal amount plus accrued and unpaid interest on the applicable Purchase Date; (2) to convert their Notes on or before the Tender Completion Conversion Deadline for cash at the applicable Base Conversion Rate of 19.0284 (as increased pursuant to Section 4.01(j) of the Indenture); or (3) to convert their Notes on or before the Merger Conversion Deadline for cash at the applicable Base Conversion Rate of 19.0284 (as increased pursuant to Section 4.01(j) of the Indenture). The Incremental Share Factor for conversions in connection with Tender Offer Completion and for conversions in connection with the Merger has been adjusted pursuant to the Indenture. The Incremental Share Factor so adjusted is 10.4657.

Subject to the effectiveness of the Delisting, which we expect will occur on June 18, 2010, Holders will have the right (1) to require the Company to purchase their Notes at their principal amount plus accrued and unpaid interest on the Delisting Purchase Date or (2) to convert their Notes on or before the Delisting Conversion Deadline for cash at the applicable Base Conversion Rate of 13.5463. For purposes of conversion in connection with the Delisting, neither the Base Conversion Rate nor the Incremental Share Factor will be increased or adjusted.

If you do not tender your Notes pursuant to the applicable Purchase Right, you retain the conversion rights associated with your Notes pursuant to the Indenture (as supplemented from time to time). If you validly tender all or part of your Notes pursuant to the applicable Purchase Right, you may not surrender such Notes for conversion unless you validly withdraw your Notes prior to the applicable Conversion Deadline. If you validly tender and do not validly withdraw your Notes prior to the applicable Expiration Time, you will no longer have conversion rights. See “3.3. Conversion Rights of the Notes.”

Are my Notes currently convertible?

Yes. The Company previously announced the convertibility of the Notes pursuant to Sections 3.08(b), 4.01(e) and 4.09 of the Indenture and indicated that Holders have the right to convert their Notes according to the terms of the Indenture in connection with the Tender Offer Completion and in connection with the Merger at any time before the applicable Conversion Deadline. See “3.3. Conversion Rights of the Notes.”

How can I determine the market value of the Notes?

There is no established reporting system or market for trading in the Notes. Accordingly, there is no practical way to determine the trading history of the Notes. The Company believes that trading in the Notes has been limited and sporadic. See “3.4. Market for the Notes and the Common Stock.”

What do the Board of Directors of the Company, the Board of Directors of the Acquirer and the Trustee think of the Purchase Right?

Neither our Board of Directors, the Board of Directors of the Acquirer, nor the Trustee, nor the Paying Agent, nor the Conversion Agent has made any recommendation as to whether or not you should tender your Notes for purchase pursuant to the Purchase Right. You must make your own decision whether to tender your Notes for purchase pursuant to the Purchase Right and, if so, the amount of Notes to tender. The Purchase Right and our Offer to Purchase Notes pursuant thereto as described in this Offer to Purchase is based solely on the requirements of the Indenture and the Notes. See “3.2. Purchase Price.”

When does the Purchase Right expire?

The Tender Completion Purchase Right expires at the Tender Completion Purchase Expiration Time, which is midnight, New York City time, on July 15, 2010. The Merger Purchase Right expires at the Merger Purchase Expiration Time, which is midnight, New York City time, on July 20, 2010. Subject to the effectiveness of the Delisting, the Delisting Purchase Right will expire at the Delisting Purchase Expiration Time, which is midnight, New York City time, on July 30, 2010. We will not extend the period you have to accept the applicable Purchase Right unless required to do so by the United States federal securities laws. See “3.1. The Company’s Obligation to Purchase the Notes.”

What are the conditions to your purchase of the Notes?

Our purchase of Notes validly tendered pursuant to the applicable Purchase Right and not validly withdrawn is not subject to any condition other than that the purchase be lawful and the satisfaction of the procedural requirements described in this Offer to Purchase. See “3.1. The Company’s Obligation to Purchase the Notes.”

How do I tender my Notes?

To tender your Notes for purchase pursuant to the applicable Purchase Right, you must tender the Notes through the transmittal procedures of DTC on or after the date of this Offer to Purchase, but no later than the applicable Expiration Time.

•	If your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact that nominee if you decide to tender your Notes and instruct that nominee to tender the Notes on your behalf through the transmittal procedures of DTC.

•	If you are a DTC participant, you must tender your Notes electronically through DTC’s Automated Tender Offer Program, subject to the terms and procedures of that system.

You bear the risk of untimely submission of your Notes. You must allow sufficient time for completion of the necessary procedures prior to the applicable Expiration Time.

By tendering your Notes through the transmittal procedures of DTC, you agree to be bound by the terms of the Purchase Right set forth in this Offer to Purchase. See “4. Procedures to Be Followed by Holders Electing to Tender Notes for Purchase.”

Until what time can I withdraw previously tendered Notes?

You can withdraw Notes previously tendered for purchase at any time before the applicable Expiration Time. See “5. Right of Withdrawal.”

How do I withdraw previously tendered Notes?

To withdraw previously tendered Notes, you (or your broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw your Notes prior to the applicable Expiration Time. See “5. Right of Withdrawal.”

You bear the risk of untimely withdrawal of previously tendered Notes. You must allow sufficient time for completion of the necessary procedures prior to the applicable Expiration Time. See “5. Right of Withdrawal.”

If I want to convert my Notes, what should I do?

To surrender a Note for conversion, a Holder must, in the case of Global Securities, comply with the Applicable Procedures of the Depositary in effect at that time, and in the case of a certificated Note, (1) complete and manually sign the conversion notice on the back of the Note and deliver such notice to the Conversion Agent, (2) surrender the Note to the Conversion Agent, (3) furnish appropriate endorsements and transfer documents if required by the Conversion Agent. Regarding any conversion of Notes, a Holder must pay all funds required, if any, relating to interest (including Additional Interest, if any) and any withholding, transfer or similar tax, if required by the Indenture. See “3.3. Conversion Rights of the Notes.”

For more information regarding the conversion rights with respect to the Notes, or any of the other terms and conditions of the Notes, please see the Indenture filed by the Company as Exhibit 4.1 to the Current Report on Form 8-K filed with the SEC on January 15, 2008.

Please direct any questions or requests for assistance in connection with the tender of Notes for conversion to the Conversion Agent at the address and telephone and facsimile numbers set forth on the cover of this Offer to Purchase.

Do I need to do anything if I do not wish to tender my Notes for purchase?

No. If you do not tender your Notes before the applicable Expiration Time, we will not purchase your Notes and your Notes will remain outstanding and continue to be subject to the existing terms of the Indenture (as amended or supplemented from time to time) and the Notes.

If I choose to tender my Notes for purchase, do I have to tender all of my Notes?

No. You may tender all of your Notes, a portion of your Notes or none of your Notes for purchase. If you wish to tender a portion of your Notes for purchase, however, you must tender your Notes in an aggregate principal amount of $1,000 or any integral multiple thereof. See “3.2. Purchase Price.”

If I choose to tender my Notes for purchase, when will interest cease to accrue on them?

Unless we default in making payment of the Purchase Price on any Notes validly tendered for purchase and not validly withdrawn, interest on those Notes will cease to accrue as of the end of the day immediately preceding the applicable Purchase Date. See “3.2. Purchase Price.”

If I do not tender my Notes for purchase, will I have the right to require the Company to purchase my Notes in the future?

Yes. Under Sections 3.07 and 3.08 of the Indenture, you will have the right, at your option, to require us to purchase your Notes at a purchase price equal to 100% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest to but excluding the purchase date on January 15, 2013, January 15, 2018, January 15, 2023, January 15, 2028 and January 15, 2033 and, if a Fundamental Change not described in this Offer to Purchase occurs in the future with respect to the Company, in connection with that Fundamental Change.

If I do not tender my Notes for purchase, will it affect my conversion rights?

No. If you do not tender your Notes for purchase, your conversion rights will not be affected by the Purchase Right. See “3.3. Conversion Rights of the Notes.”

If I do not tender my Notes for purchase and do not convert my Notes, will my Notes still accrue interest?

Yes. If you do not tender your Notes for purchase and you do not convert your Notes, your Notes will continue to accrue interest in accordance with the terms of the Indenture (as amended or supplemented from time to time).

Will I continue to receive periodic financial statements and related reports from the Company?

No. The Company intends to deregister the Common Stock under applicable SEC rules and delist from The NASDAQ Global Select Market. In connection with the completion of the Merger, the Company requested that the NASDAQ Stock Market file a delisting notification on Form 25 with the Securities and Exchange

Commission ( the “SEC”) to delist the Company’s Common Stock and terminate registration of Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) which NASDAQ filed with the SEC on June 8, 2010. Accordingly, following the filing by the Company of a Form 15 with the SEC and the deregistration of the Common Stock, the Company will no longer be obligated to file information, documents or reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. In addition, the Indenture does not require the Company to file or otherwise provide Holders with such reports if it ceases to be subject to such reporting requirements.

Do I have to pay a commission if I tender my Notes for purchase?

You will not be required to pay any commission to us, DTC or the Paying Agent in connection with the Purchase Right. However, there may be commissions you need to pay to your broker in connection with your tender of the Notes for purchase. See “4. Procedures to Be Followed by Holders Electing to Tender Notes for Purchase.”

If I am a U.S. resident for U.S. federal income tax purposes, will I have to pay taxes if I tender my Notes for purchase pursuant to the Purchase Right?

The receipt of cash in exchange for Notes pursuant to exercise of the Purchase Right will be a taxable transaction for U.S. federal income tax purposes, resulting in taxable gain or loss to you. Such gain or loss will generally be capital gain or loss, provided that you hold your Notes as capital assets. You should consult with your tax advisor regarding the specific tax consequences to you. See “12. Certain United States Tax Considerations.”

Who is the Paying Agent?

The Bank of New York Mellon, the Trustee under the Indenture, is serving as Paying Agent in connection with the Purchase Right and may be contacted at the address and telephone number set forth on the cover of this Offer to Purchase.

Whom can I talk to if I have questions about the Purchase Right?

Questions and requests for assistance in connection with the tender of Notes for purchase pursuant to the Purchase Right may be directed to the Paying Agent at the address and telephone and facsimile numbers set forth on the cover of this Offer to Purchase.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Forward-looking statements represent our management’s judgment regarding future events. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “target,” “seek,” “project,” “could,” “plan,” “expect,” “anticipate,” “estimate,” “believe,” “predict,” “intend,” “potential,” or “continue” or the negative of these terms or other words of similar import, although some forward-looking statements are expressed differently. All statements, other than statements of historical fact, included in and incorporated by reference into this Offer to Purchase regarding our financial position, business strategy and plans or objectives for future operations are forward-looking statements.

You should read these forward-looking statements carefully because they discuss our expectations about our future performance, contain projections of our future operating results or our future financial condition, or state other “forward-looking” information.

These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this Offer to Purchase and incorporated by reference into this Offer to Purchase. In addition to the risk factors identified elsewhere and incorporated by reference into this Offer to Purchase, important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

•	the businesses of the Company and Astellas may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected;

•	the expected growth opportunities and cost savings from the Merger may not be fully realized or may take longer to realize than expected;

•	adverse governmental or regulatory policies may be enacted;

•	the effects of local, national or international economic, credit and capital market conditions on the economy in general, and on the defense sector in particular;

•	changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies;

•	the outcomes of investigations and legal proceedings, including those discussed in the Company’s public filings with the SEC;

•	the effects of competition, including locations of competitors and operating and market competition; and

other factors and other risks referred to in the Company’s public filings with the SEC, including as described in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as amended by Amendment No. 1 filed on Form 10-K/A on April 30, 2010, and its most recent Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, all of which can be found at the SEC’s website located at http://www.sec.gov, and on the Company’s website located at http://www.osip.com.

In addition, the statements in this Offer to Purchase are made as of June 17, 2010. Subsequent events or developments may cause our views to change. We undertake no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise.

These forward-looking statements should not be relied upon as representing our views as of any date subsequent to June 17, 2010.

Notwithstanding anything in this Offer to Purchase or any document incorporated by reference into this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

IMPORTANT INFORMATION CONCERNING THE PURCHASE RIGHT

1.	Information Concerning the Company.

1.1.	The Company

OSI is committed to “shaping medicine and changing lives” by discovering, developing and commercializing high-quality, novel and differentiated targeted medicines designed to extend life and improve the quality of life for patients with cancer and diabetes/obesity. For additional information about OSI, please visit http://www.osip.com.

1.2.	The Merger Agreement, the Tender Offer and the Merger

As previously disclosed, on May 16, 2010, the Company entered into an Agreement and Plan of Merger with Astellas, Astellas US Holding, Inc. (“Parent”), a Delaware corporation and wholly-owned subsidiary of Acquirer and Ruby Acquisition, Inc. (which we refer to herein as the Merger Sub), a Delaware corporation and wholly-owned subsidiary of Parent, which was amended on June 3, 2010 (which was amended on June 3, 2010, and which we refer to herein as the Merger Agreement).

On June 3, 2010, pursuant to a tender offer and acceptance of shares tendered in the initial offering period, Astellas became the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the Company’s Common Stock. This event constitutes a Change of Control and a Fundamental Change under the Indenture.

On June 8, 2010, pursuant to the terms of the Merger Agreement and in accordance with Section 253 of the General Corporation Law of the State of Delaware, Merger Sub was merged by way of a “short-form” merger (which we refer to herein as the Merger) with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of the Parent, without a vote of the Company’s stockholders. The Merger also constitutes a Fundamental Change under the Indenture.

In addition, the delisting of the Common Stock from the NASDAQ Global Select Market is expected to be effective on June 18, 2010 (which we refer to herein as the Delisting). Once the Delisting is effective, it will constitute a Termination of Trading and an additional Fundamental Change under the Indenture.

The foregoing description of certain provisions of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which was filed as Exhibit 2.1 to the Form 8-K filed by the Company with the SEC on May 17, 2010.

2.  Definitions.  All capitalized terms used but not specifically defined in this Offer to Purchase shall have the meanings given to such terms in the Indenture.

3.  Information Concerning the Notes.  The 3% Convertible Senior Subordinated Notes due 2038 were issued under the Indenture and mature on January 15, 2038. As of June 15, 2010, there were $160 million aggregate principal amount of Notes outstanding. We have appointed the Trustee as Paying Agent and Conversion Agent in connection with the Notes.

3.1.  The Company’s Obligation to Purchase the Notes.  Pursuant to the terms of the Notes and the Indenture, upon the occurrence of a Fundamental Change, we are obligated to purchase all Notes validly tendered for purchase by Holders, at their option, and not validly withdrawn at a purchase price equal to 100% of the principal amount of the Notes to be purchased plus accrued and unpaid interest to, but excluding, the applicable Purchase Date.

The Tender Completion Purchase Right will expire at the Tender Completion Purchase Expiration Time, which is midnight, New York City time, on July 15, 2010. The Merger Purchase Right will expire at the Merger Purchase Expiration Time, which is midnight, New York City time, on July 20, 2010. Subject to the effectiveness of the Delisting, which we expect to occur on June 18, 2010, the Delisting Purchase Right will expire at the Delisting Purchase Expiration Time, which is midnight, New York City time, on July 30, 2010. We will not extend the period that Holders have to accept the Purchase Right unless required to do so by the United States federal securities laws. Our purchase of Notes validly tendered and not validly withdrawn is not subject to any condition other than that the purchase be lawful and the satisfaction of the procedural requirements described in this Offer to Purchase.

3.2.  Purchase Price.  Pursuant to the terms of the Indenture and the Notes, the purchase price to be paid by us for each $1,000 principal amount of the Notes on the applicable Purchase Date is 100% of the principal amount, plus accrued and unpaid interest to, but excluding, the applicable Purchase Date, with respect to any and all Notes validly tendered for purchase and not validly withdrawn prior to the applicable Expiration Time. We will pay the applicable Purchase Price in cash with respect to any and all Notes validly tendered for purchase and not validly withdrawn. Notes tendered for purchase will be accepted only in principal amounts equal to $1,000 or integral multiples thereof. Unless we default in making payment of the Purchase Price on any Notes validly tendered for purchase and not validly withdrawn, interest on those Notes will cease to accrue as of the end of the day immediately preceding the applicable Purchase Date.

The Purchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or the Common Stock. Thus, the applicable Purchase Price may be significantly higher or lower than the market price of the Notes on the applicable Purchase Date. We urge

Holders to obtain the best available information as to the current market prices of the Notes and the Common Stock before making a decision whether to tender Notes for purchase.

None of the Company, the Acquirer, their respective Boards of Directors, their respective employees, the Trustee, the Paying Agent or the Conversion Agent are making any representation or recommendation to Holders as to whether or not to tender Notes for purchase pursuant to this Offer to Purchase. Each Holder must make its own decision whether or not to tender Notes for purchase and, if so, the principal amount of Notes to tender based on that Holder’s own assessment of the current market value of the Notes, the Common Stock and other relevant factors.

3.3.  Conversion Rights of the Notes.  Pursuant to Section 4.01(a)(6) of the Indenture, Holders may currently surrender all or part of their Notes for conversion in connection with a Fundamental Change to the Conversion Agent before the applicable Conversion Deadline. The Company previously announced the convertibility of the Notes pursuant to Sections 3.08(b), 4.01(e) and 4.09 of the Indenture and indicated that Holders have the right, and subject to the effectiveness of the Delisting, will have the right to convert their Notes according to the terms of the Indenture as a result of the Tender Offer Completion, the Merger and the Delisting at any time before the applicable Conversion Deadline.

In addition, as previously announced, the Notes also became convertible on April 1, 2010 and remain convertible through June 30, 2010 as a result of the satisfaction of the Market Price Condition under Section 4.01(a)(1) of the Indenture and will remain convertible in the third quarter of 2010.

Conversion of the Notes will be settled in cash pursuant to Section 4.02(a) of the Indenture. The Company and the Trustee will enter into a supplemental indenture to amend the Indenture to fix the Company’s conversion obligation with respect to the Notes. As set forth in the supplemental indenture, the Company’s conversion obligation with respect to Notes that are converted at any time after the Merger will be an amount in cash based on a price per share of Common Stock of $57.50.

Pursuant to the terms of the Indenture, the Notes may be converted into cash on or prior to 5:00 p.m. New York City time on the business day immediately preceding the maturity date of January 15, 2038, under the following circumstances:

•	at any time on or before July 15, 2010, at the option of the Holder, as set forth in the Supplemental Issuer Fundamental Change Notice; Fundamental Change Conversion Notice with Regard to Acquisition of 50% or More of Company’s Voting Stock; Issuer Fundamental Change Notice and Fundamental Change Conversion Notice with Regard to Anticipated Merger issued by the Company on June 3, 2010 regarding the right of Holders to convert their Notes as a result of the Tender Offer Completion;

•	at any time on or before July 20, 2010, at the option of the Holder, as set forth in the Supplemental Issuer Fundamental Change Notice and Fundamental Change Conversion Notice with Regard to Merger; Issuer Fundamental Change Notice and Fundamental Change Conversion Notice with Regard to Anticipated Delisting issued by the Company on June 9, 2010 regarding the right of Holders to convert their Notes as a result of the Merger;

•	subject to the effectiveness of the Delisting, which we expect will occur on June 18, 2010, at any time on or after June 18, 2010 and on or before July 30, 2010, at the option of the Holder, as set forth in the Supplemental Issuer Fundamental Change Notice and Fundamental Change Conversion Notice with Regard to Merger; Issuer Fundamental Change Notice and Fundamental Change Conversion Notice with Regard to Anticipated Delisting issued by the Company on June 9, 2010 regarding the right of Holders to convert their Notes as a result of the Delisting;

•	on or before January 14, 2038, during any fiscal quarter if the Closing Sale Price of the Common Stock for at least 20 Trading Days in the last 30 consecutive Trading Days of the immediately preceding fiscal quarter exceeds 130% of the Base Conversion Price in effect on the last day of the immediately preceding fiscal quarter (the “Market Price Condition”);

•	on or before January 14, 2038, during any five consecutive Business Day period immediately following any five consecutive Trading Day period in which the Trading Price per $1,000 principal amount of the

Notes for each Trading Day during that period was less than 97% of the product of the Closing Sale Price of the Common Stock on such day and the then applicable Daily Conversion Rate for such day;

•	during specified periods in connection with specified corporate transactions described in Section 4.01(a)(3), (4), (5) and (6) of the Indenture; and

•	at any time after December 15, 2037.

The applicable Base Conversion Rate for conversions in connection with the Tender Offer Completion and for conversions in connection with the Merger is 19.0284 (as increased pursuant to Section 4.01(j) of the Indenture). The applicable Incremental Share Factor for conversions in connection with the Tender Offer Completion and for conversions in connection with the Merger has been increased pursuant to the Indenture. The Incremental Share Factor so increased is 10.4657. The Company estimates that conversion consideration for conversions in connection with the Tender Offer Completion and for conversions in connection with the Merger is $1,145.91 per $1,000 principal amount of Notes.

Subject to the effectiveness of the Delisting, the applicable Base Conversion Rate for conversions in connection with the Delisting will be 13.5463, and the applicable Incremental Share Factor will be 7.4505. For purposes of conversion in connection with the Delisting, neither the Base Conversion Rate nor the Incremental Share Factor will be increased or adjusted. The Company estimates that conversion consideration for conversions in connection with the Delisting is approximately $778.91 per $1,000 principal amount of Notes.

To surrender a Note for conversion, a Holder must, in the case of a Note in global form, comply with the Applicable Procedures of the Depositary in effect at that time, and in the case of a certificated Note in non-global form:

(a) complete and manually sign the conversion notice on the back of the Note being converted and deliver such notice to the Conversion Agent;

(b) surrender the Note to the Conversion Agent;

(c) furnish appropriate endorsements and transfer documents if required by the Conversion Agent;

(d) if the Note is surrendered for conversion after 5 p.m. New York City time on July 1, 2010, the Regular Record Date for the Notes, and before 9 a.m. New York City time on July 15, 2010, the next succeeding Interest Payment Date, pay to the Conversion Agent the amount equal to the interest payable on such converted Securities on July 15, 2010 as required by Section 4.02(c) of the Indenture; and

Notes with respect to which a Fundamental Change Purchase Notice has been validly sent to the Company may be converted only to the extent the Fundamental Change Purchase Notice has been validly withdrawn in accordance with the terms of the Indenture.

Regarding any conversion of Notes, a Holder must pay any withholding, transfer or similar tax, if required by the Indenture. For more information regarding the conversion rights with respect to the Notes, or any of the other terms and conditions of the Notes, please see the Indenture filed by the Company as Exhibit 4.1 to the Current Report on Form 8-K filed with the SEC on January 15, 2008.

Holders that do not tender their Notes for purchase pursuant to the applicable Purchase Right retain the conversion rights associated with their Notes pursuant to the Indenture. Holders who validly tender all or part of their Notes pursuant to the applicable Purchase Right may not surrender such tendered Notes for conversion unless they validly withdraw their Notes prior to the applicable Expiration Time and validly surrender their Notes for conversion prior to the applicable Conversion Deadline, as described in Section 5 below. Holders who validly tender and do not validly withdraw their Notes prior to the applicable Expiration Time or do not validly surrender their Notes for conversion prior to the applicable Conversion Deadline will no longer have conversion rights related to that Conversion Deadline.

3.4.  Market for the Notes and the Common Stock.  There is no established reporting system or trading market for trading in the Notes. Accordingly, there is no practical way to determine the trading history of the Notes. The Company believes that trading in the Notes has been limited and sporadic. Quotations for securities that are not widely traded, such as the Notes, may differ from actual trading prices and should be viewed as approximations. To the extent such information is available, Holders are urged to contact their brokers with respect to current information regarding the market price of the Notes.

A debt security with a small outstanding principal amount available for trading (a small “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a greater float. Consequently, the Company’s purchase of Notes pursuant to this Offer to Purchase will reduce the float and may negatively impact the liquidity, market value and price volatility of the Notes that remain outstanding following this Offer to Purchase. The Company cannot assure you that a trading market will exist for the Notes following this Offer to Purchase. The extent of the market for the Notes following consummation of this Offer to Purchase will depend upon, among other things, the remaining outstanding principal amount of the Notes at such time, the number of Holders remaining at such time and the interest in maintaining a market in such Notes on the part of securities firms.

Prior to the effective date of the Merger, the Common Stock traded on the NASDAQ Global Select Market. As a result of the Merger, the Company became a wholly-owned subsidiary of the Acquirer. Trading of the Common Stock on the NASDAQ Global Select Market was suspended following the close of the NASDAQ trading session on June 8, 2010, and the delisting of the Common Stock is expected to be effective on June 18, 2010. As a result, there is no longer any public trading in the Common Stock.

The Trustee has informed us that, as of the date of this Offer to Purchase, all of the Notes are held in global form through DTC. As of June 15, 2010, there were $160 million aggregate principal amount of Notes outstanding, and DTC was the sole record Holder.

We urge you to obtain current market information for the Notes, to the extent available, and the Common Stock before making any decision with respect to the Purchase Right.

3.5.  Ranking.  The Notes are our direct senior subordinated, unsecured obligations and are subordinated in right of payment, to the extent and in the manner provided in Article 5 of the Indenture, to the prior payment in full in cash or cash equivalents of all Senior Indebtedness. The Notes are effectively subordinated to all of our existing and future secured indebtedness (to the extent of the value of the assets securing that indebtedness). Creditors of each of our subsidiaries, including trade creditors, generally have priority with respect to the assets and earnings of each subsidiary over the claims of our creditors, including Holders. The Notes, therefore, effectively are subordinated to the claims of creditors, including trade creditors, of our subsidiaries.

4.  Procedures to Be Followed by Holders Electing to Tender Notes for Purchase.  In order to receive the applicable Purchase Price for their Notes, Holders must tender their Notes no later than the Tender Completion Purchase Expiration Time for purchases in connection with the Tender Offer Completion and no later than the Merger Purchase Expiration Time for purchases in connection with the Merger. Holders may tender some or all of their Notes, however, any Notes tendered must be in an aggregate principal amount of $1,000 or an integral multiple thereof.

Only registered holders of the Notes are authorized to tender their Notes for purchase. The Trustee has informed us that, as of the date of this Offer to Purchase, DTC is the sole registered holder of the Notes and all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form.

You will not be required to pay any commission to us, DTC or the Paying Agent in connection with the Purchase Right. However, there may be commissions you need to pay to your broker in connection with your tender of the Notes for purchase.

Notes that are not validly tendered pursuant to the applicable Purchase Right before the Tender Completion Purchase Expiration Time or the Merger Purchase Expiration Time will remain outstanding at the option of the Holder and will continue to be subject to the existing terms of the Indenture (as supplemented from time to time) and the Notes.

4.1.  Method of Delivery.  Since DTC is the sole registered holder of the Notes, all Notes tendered for purchase must be delivered through DTC’s Automatic Tenders over the Participant Terminal System (“ATOP”). Any tender of Notes is at the risk of the person tendering those Notes.

4.2.  Agreement to Be Bound.  By tendering Notes through the transmittal procedures of DTC, a Holder acknowledges and agrees as follows:

•	pursuant to the applicable Purchase Right, such Notes shall be purchased as of the applicable Purchase Date pursuant to the terms and conditions specified in the Notes and in the Indenture;

•	such Holder has received this Offer to Purchase;

•	such Holder agrees to all of the terms of this Offer to Purchase;

•	upon the terms and subject to the conditions set forth in this Offer to Purchase, the Indenture and the Notes, and effective upon the acceptance for payment thereof, such Holder (i) irrevocably sells, assigns and transfers to us, all right, title and interest in and to all of the Notes tendered, (ii) waives any and all rights with respect to the Notes (including without limitation any existing or past defaults and their consequences), (iii) releases and discharges us and our directors, officers, employees and affiliates and the Trustee from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Notes and (iv) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such tendered Notes (with full knowledge that the Paying Agent also acts as agent for the Company), with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to us, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from us, except as agent for us, for the Purchase Price of any tendered Notes that are purchased by us), all in accordance with the terms set forth in this Offer to Purchase;

•	such Holder represents and warrants that such Holder (i) owns the Notes tendered and is entitled to tender such Notes and (ii) has full power and authority to tender, sell, assign and transfer the Notes tendered and that when such Notes are accepted for purchase and payment by us, we will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•	such Holder agrees, upon request from us, to execute and deliver any additional documents deemed by the Paying Agent or us to be necessary or desirable to complete the sale, assignment and transfer of the Notes tendered;

•	such Holder understands that all Notes validly tendered for purchase and not validly withdrawn prior to the applicable Expiration Time will be purchased at the Tender Completion Purchase Price or the Merger Purchase Price, as applicable, in cash, subject to the terms and conditions of the Indenture, the Notes and this Offer to Purchase, as amended or supplemented from time to time, on the applicable Purchase Date;

•	payment for Notes purchased pursuant to the Offer to Purchase will be made by deposit of the applicable Purchase Price for such Notes with the Paying Agent, which will act as agent for tendering Holders for the purpose of receiving payments from us and transmitting such payments to such Holders;

•	tenders of Notes may be withdrawn at any time prior to the applicable Expiration Time by written notice of withdrawal delivered pursuant to the procedures set forth in the Indenture and this Offer to Purchase;

•	all authority conferred or agreed to be conferred pursuant to the terms hereof shall survive the death or incapacity of the Holder and every obligation of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•	the delivery and tender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to us; and

•	all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Notes pursuant to the procedures described in this Offer to Purchase and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us, in our sole direction, which determination shall be final and binding on all parties.

4.3.  Delivery of Notes.

Notes Held Through a Custodian.  A Holder whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact that nominee if the Holder desires to tender the Holder’s Notes and instruct that nominee to tender the Notes for purchase on the Holder’s behalf through the transmittal procedures of DTC as set forth below in “— Notes Held by DTC Participants.”

Notes Held by DTC Participants.  A Holder who is a DTC participant must tender that Holder’s Notes by:

•	delivering to the Paying Agent’s account at DTC through DTC’s book-entry system such Holder’s beneficial interest in the Notes; and

•	electronically transmitting such Holder’s acceptance through ATOP, subject to the terms and procedures of that system.

In tendering through ATOP, the electronic instructions sent to DTC by the Holder or by a broker, dealer, commercial bank, trust company or other nominee on the Holder’s behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of and agreement to be bound by the terms of the applicable Purchase Right, including those set forth in Section 4.2 above.

You bear the risk of untimely submission of your Notes. You must allow sufficient time for completion of the necessary procedures prior to the applicable Expiration Date.

5.  Right of Withdrawal.  Notes tendered for purchase may be withdrawn at any time prior to the applicable Expiration Time. Notes so withdrawn may be re-tendered by following the tender procedures described in Section 4 above.

In order to withdraw Notes prior to the applicable Expiration Time, a Holder (or the Holder’s broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw those Notes prior to the applicable Conversion Deadline.

Notes tendered for purchase pursuant to the applicable Purchase Right may not be converted unless such Notes are first withdrawn prior to the applicable Expiration Time.

You bear the risk of untimely withdrawal of previously tendered Notes. If you wish to withdraw your Notes prior to the applicable Expiration Time, you must allow sufficient time for completion of the necessary procedures prior the applicable Expiration Time.

6.  Payment for Tendered Notes; Source and Amount of Funds.  On July 16, 2010, the Tender Completion Purchase Date, we will accept for payment all Notes validly tendered for purchase and not validly withdrawn pursuant to the Tender Completion Purchase Right. On July 21, 2010, the Merger Purchase Date, we will accept for payment all Notes validly tendered for purchase and not validly withdrawn pursuant to the Merger Purchase Right. Subject to the effectiveness of the Delisting, which we expect will occur on June 18,

2010, on August 2, 2010, the Delisting Purchase Date, we will accept for payment all Notes validly tendered for purchase and not validly withdrawn pursuant to the Delisting Purchase Right.

We will forward to the Paying Agent, prior to 10:00 a.m., New York City time, on the applicable Purchase Date the appropriate amount of cash required to pay the applicable Purchase Price for all Notes validly tendered for purchase and not validly withdrawn, and the Paying Agent will promptly thereafter distribute that cash to DTC, the sole record holder of the Notes. DTC will thereafter distribute the cash to its participants in accordance with its procedures.

The total amount of funds required by us to purchase the Notes is approximately $160.2 million (assuming all of the Notes are validly tendered for purchase and not validly withdrawn). The Company will use its cash on hand for the purchase of the Notes.

7.  Cancellation of Notes Acquired.  Any Notes purchased by us pursuant to the applicable Purchase Right will be cancelled by the Trustee, pursuant to the terms of the Indenture.

8.  Certain Changes Related to the Tender Completion and the Merger.  The Company intends to deregister the Common Stock under applicable SEC rules and delist from the NASDAQ Global Select Market. In connection with the completion of the Merger, the Company requested that the NASDAQ Stock Market file a delisting notification on Form 25 with the SEC to delist the Common Stock and terminate registration of the Common Stock under Section 12(b) of the Exchange Act, which NASDAQ filed with the SEC on June 8, 2010. Accordingly, following the filing by the Company of a Form 15 with the SEC and the deregistration of the Common Stock , the Company will no longer be obligated to file information, documents or reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. In addition, the Indenture does not require the Company to file or otherwise provide Holders with such reports if it ceases to be subject to such reporting requirements.

9.  Interests of Directors, Executive Officers and Affiliates of the Company in the Notes.  Except as otherwise disclosed below, to the knowledge of the Company:

•	none of us or our executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the Notes;

•	we will not purchase any Notes from such persons; and

•	during the 60 days preceding the date of this Offer to Purchase, none of such officers, directors or affiliates has engaged in any transactions in the Notes, other than the Merger and related transactions required by the Indenture as described elsewhere herein.

A list of the directors and executive officers of the Company and the directors and executive officers of Astellas is attached to this Offer to Purchase as Annex “A”.

10.  Agreements Involving the Company’s Securities.  Except as described above and in this Offer to Purchase, none of the Company, or to its knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Purchase Right or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

11.  Purchases of Notes by the Company and its Affiliates.  Each of the Company and its affiliates, including its executive officers and directors, are prohibited under applicable United States federal securities laws from purchasing Notes (or the right to purchase Notes) other than pursuant to the applicable Purchase Right until at least the tenth business day after the applicable Purchase Date. Following that date, if any Notes remain outstanding, the Company and its affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer or otherwise, any of which may be consummated at purchase prices higher or lower than the applicable Purchase Price and on other terms and for forms of consideration that may be different from those of the applicable Purchase Right. A decision to purchase Notes after the applicable Purchase Date, if any, will depend upon many factors, including the amount of Notes tendered for purchase pursuant to the Purchase Right, the market price of the Notes, the market price of the Common Stock, the business and financial position of the Company and general economic and market conditions.

12.  Certain United States Tax Considerations.  The following discussion summarizes certain United States federal income tax considerations that may be relevant to a Holder if a Holder exercises the Purchase Right or converts the Notes. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history and the regulations, rulings and administrative and judicial decisions promulgated thereunder, all as in effect as of the date of this Offer to Purchase. All of these laws and authorities are subject to change, possibly with retroactive effect.

This discussion deals only with Holders who are beneficial owners of the Notes and who hold the Notes as capital assets. This discussion does not apply if a Holder is a member of a class of Holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings;

•	a bank, or other financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	an insurance company;

•	a tax-exempt organization;

•	a person that owns Notes that are a hedge or that are hedged against interest rate risks;

•	a partnership or other pass-through entity;

•	a person that owns Notes as part of a straddle, conversion transaction or constructive sale for tax purposes;

•	a United States Holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar; or

•	expatriates and former long term residents of the U.S.

This summary does not describe all of the tax considerations that may be relevant to a Holder. All Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of exercising the Purchase Right or converting the Notes, as well as any tax consequences arising under any state, local or foreign tax laws, or under any other U.S. federal tax laws.

U.S. Holders

This discussion describes the tax consequences of the exercise of the Repurchase Right and conversion of the Notes to a U.S. Holder. A U.S. Holder means a beneficial owner of the Notes that for U.S. federal income tax purposes is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any political subdivision thereof;

•	an estate if its income is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it has validly elected to be treated as a U.S. person or a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

•	If a partnership holds the Notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Notes should consult its tax advisor with regard to the U.S. federal income tax treatment of the exercise of the Purchase Right or conversion of the Notes.

This discussion does not apply to non-U.S. Holders.

Exercise of the Purchase Right or Conversion Rights

Generally, a U.S. Holder will recognize capital gain or loss upon the exercise of the Purchase Right or conversion rights. The U.S. Holder’s gain or loss will equal the difference between (i) the amount of cash received (except to the extent such amount is attributable to accrued interest not previously included in income, which amount will be taxable as ordinary income, or is attributable to accrued interest that was previously included in income, which amount will not be subject to tax) and (ii) the U.S. Holder’s adjusted tax basis in the Notes tendered.

A U.S. Holder’s adjusted tax basis in a Note will generally equal the original purchase price paid for the Note, increased by the amounts of any market discount previously included in income with respect to such Note and reduced by any amounts of amortizable bond premium previously deducted with respect to such Note.

Subject to the market discount rules discussed below, such gain or loss will generally be capital gain or loss. Such capital gain or loss will be long-term capital gain or loss if the Holder held the Note for more than one year at the time of the sale of the Note pursuant to the Purchase Right or the time of exercise of conversion rights, as applicable. Long term capital gains of non-corporate U.S. Holders currently are taxed at a maximum 15% federal rate. The deductibility of capital losses is subject to limitations.

A U.S. Holder who acquired Notes at a market discount generally will be required to treat any gain recognized upon the purchase of its Notes pursuant to the Purchase Right or upon the exercise of conversion rights, as applicable, as ordinary income rather than capital gain to the extent of the accrued market discount, unless the U.S. Holder elected to include market discount in income as it accrued. Subject to a de minimis exception, “market discount” generally equals the excess of the “adjusted issue price” (i.e., the sum of the issue price of the Notes and the aggregate amount of original issue discount includible in gross income by all prior Holders of the Notes) of the Notes at the time acquired by the Holder over the Holder’s initial tax basis in the Notes.

Non-U.S. Holders

This discussion describes the tax consequences of the exercise of the Purchase Right and conversion of the Notes to a non-U.S. Holder. A non-U.S. Holder is a beneficial owner of Notes (other than a partnership or an entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder. This section does not apply to U.S. Holders.

Amounts received pursuant to the exercise of the Purchase Right or the conversion of the Notes, if any, attributable to accrued but unpaid interest on Notes held by a non-U.S. Holder generally will not be subject to U.S. federal withholding tax, provided that the U.S. Holder (a) does not actually or constructively own 10 percent or more of the combined voting power of all classes of the Company stock entitled to vote, (b) is not a controlled foreign corporation with respect to which the Company is a related person within the meaning of the Code, (c) is not a bank receiving interest on a loan agreement entered into in the ordinary course of its trade or business and (d) has provided a validly completed Internal Revenue Service (“IRS”) Form W-8BEN establishing that it is a non-U.S. Holder (or satisfies certain documentary evidence requirements for establishing that it is a non-U.S. Holder).

A non-U.S. Holder of a Note will not be subject to U.S. federal income tax on gains realized on the sale of a Note pursuant to the Purchase Right or the conversion of the Notes unless (i) such non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of sale and certain other conditions are met, or (ii) such gain is effectively connected with the conduct by the non-U.S. Holder of a trade or business in the U.S. and, if certain U.S. income tax treaties apply, is attributable to a U.S. permanent establishment maintained by the non-U.S. Holder.

If a non-U.S. Holder of a Note is engaged in a trade or business in the U.S. and if amounts received attributable to accrued but unpaid interest or gain realized on the sale of a Note pursuant to the Purchase Right or the conversion of the Notes is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the non-U.S. Holder in the U.S.), the non-U.S. Holder, although exempt from U.S. withholding tax (provided that the certification requirements discussed in the next sentence are met), will generally be subject to U.S. federal income tax on such interest and gain on a net income basis in the same manner as if it were a U.S. Holder. Such non-U.S. Holder will be required to provide us with a properly executed IRS Form W-8ECI in order to claim an exemption from U.S. tax withholding. In addition, if such non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate as provided by an applicable U.S. income tax treaty) of its effectively connected earnings and profits for the taxable year.

Information Reporting and Backup Withholding

The Code and Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest and proceeds paid by brokers to their customers. Payments made to U.S. Holders upon purchase or conversion of the Notes are generally subject to information reporting unless the U.S. Holder is an exempt recipient, such as a corporation and certain tax-exempt organizations.

The “backup withholding” rules generally require payors to withhold tax at a rate of 28% from payments subject to information reporting if the recipient fails to furnish its correct taxpayer identification number to the payor or fails to certify that payments received by such U.S. Holder are not subject to backup withholding. To satisfy these requirements and prevent backup withholding, U.S. Holders electing to exercise the Purchase Right or convert the Notes should complete the Substitute Form W-9 enclosed with the Letter of Transmittal and provide it to the Paying Agent. A U.S. Holder exempt from backup withholding and information reporting should so indicate in Part 2 of the Substitute Form W-9.

If a non-U.S. Holder holds Notes through the non-U.S. office of a non-U.S. related broker or financial institution, backup withholding and information reporting generally will not apply. Information reporting, and possibly backup withholding, may apply if the Notes are held by a non-U.S. Holder through a U.S. broker or financial institution or the U.S. office of a non-U.S. broker or financial institution and the non-U.S. Holder fails to provide the appropriate information. To prevent backup withholding, non-U.S. Holders should (i) submit a properly completed IRS Form W-8BEN (or other applicable Form W-8) certifying under penalties of perjury to the Holder’s foreign status or (ii) otherwise establish an exemption. IRS Form W-8BEN may be obtained from the Paying Agent.

Certain Holders (including, among others, corporations and certain foreign individuals) are exempt recipients not subject to backup withholding requirements. See the copy of the IRS Substitute Form W-9, Request for Taxpayer Identification Number and Certification, and the Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 enclosed with the Letter of Transmittal for additional information and instructions.

13.  Additional Information.  Although the Company has filed periodic reports, proxy statements and other information with the SEC on a regular basis, as a result of the consummation of the Merger we will no longer be required to make these filings after the Company has filed a Form 15 with the SEC and deregistered its Common Stock. You may read and copy the reports, proxy statements and other information that we have filed with the SEC at the SEC’s public reference rooms at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1 (800) SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available on the SEC’s website at http://www.sec.gov.

The Company incorporates by reference in this Offer to Purchase certain information that it files with the SEC, which means that it can disclose important information to you by referring you to another document.

The information incorporated by reference is an important part of this Offer to Purchase. Any statement that is contained in a document incorporated by reference in this Offer to Purchase shall be modified or superseded for the purposes of this Offer to Purchase to the extent that a statement contained in this Offer to Purchase or in any other subsequently filed document that is also incorporated by reference in this Offer to Purchase modifies or supersedes such statement. Any such statements so modified or superseded shall not be considered, except as so modified or superseded, to constitute a part of this Offer to Purchase.

The Company incorporates by reference the documents listed below:

•	The description of the Notes and Indenture included in item 2.03 of our Form 8-K, filed with the SEC on January 15, 2008, and the Indenture and Form of 3% Convertible Senior Subordinated Note Due 2038, which are included as Exhibits 4.1 and 4.2, respectively, to the same Form 8-K;

•	the Company’s annual report on Form 10-K for the year ended March 31, 2009, filed with the SEC on February 24, 2010;

•	Amendment No. 1 on Form 10-K/A, amending the Company’s annual report on Form 10-K for the year ended March 31, 2009, filed on April 30, 2010;

•	the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2010, filed with the SEC on May 6, 2010; and

•	the Company’s current reports on Form 8-K, filed with the SEC on April 6, 2010, April 15, 2010, April 22, 2010, May 17, 2010 and June 9, 2010 (other than portions of these documents deemed not to be filed).

Upon request, the Company will provide a copy of all documents it incorporates by reference at no cost, to any person that receives this Offer to Purchase. To request a copy of any of these documents you should call or write OSI Pharmaceuticals, Inc., Attention: Investor Relations, Telephone: (914)-231-8090 or by internet via our website at http://www.osip.com as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct. You should not assume that the information in this Offer to Purchase or any of the documents referred to above is accurate as of any date other than that on the front cover of the applicable document.

14.  No Solicitations.  The Company has not employed any persons to make solicitations or recommendations in connection with the Purchase Right.

15.  Conflicts.  In the event of any conflict between this Offer to Purchase on the one hand and the terms of the Indenture or the Notes or any applicable laws on the other hand, the terms of the Indenture or the Notes or applicable laws, as the case may be, will control.

OSI PHARMACEUTICALS, INC.

June 17, 2010

ANNEX “A” BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The directors and executive officers of the Company are:

Linda Friedman — Director

Seigo Kashii — Director

Stephen Knowles — Director

Colin Goddard, Ph.D. — Chief Executive Officer

Pierre Legault — Executive Vice President, Chief Financial Officer and Treasurer

Gabriel Leung — Executive Vice President and President, Pharmaceutical Business

Anker Lundemose, M.D., Ph.D., D.Sc. — Executive Vice President, Corporate Development and Strategic Planning

Robert L. Simon — Executive Vice President, Pharmaceutical Development and Technical Operations

Linda E. Amper, Ph.D. — Senior Vice President, Human Resources

Barbara A. Wood, Esq. — Senior Vice President, General Counsel and Secretary

Angela M. Davies, M.D., FRCPC — Senior Vice President, Chief Medical Officer, Oncology

David M. Epstein, Ph.D. — Senior Vice President, Chief Scientific Officer, Oncology

Jonathan Rachman, MBChB, D.Phil, MRCP — Senior Vice President, Research and Development, Diabetes and Obesity

The business address of each person set forth above is c/o OSI Pharmaceuticals, Inc., 420 Saw Mill River Road, Ardsley, New York, 10502, and our telephone number is (914)-231-8000.

As a result of the Merger, the company became a wholly owned subsidiary of Astellas U.S. Holding, Inc., a direct wholly-owned subsidiary of Astellas, which has its principal executive offices at 3 Parkway North, Deerfield, IL 60015 and its principal telephone number at such address is (847) 317-8800. The directors and executive officers of Astellas are:

Yasuo Ishii — Representative Director, Executive Vice President and Chief Sales & Marketing Officer

Masafumi Nogimori — Representative Director, President and Chief Executive Officer

Toichi Takenaka, Ph.D. — Representative Director, Chairman of the Board

Takako Ebata — Outside Director

Takao Saruta, M.D. Ph.D. — Outside Director

Yasuyuki Takai — Outside Director

Shiro Yasutake — Outside Director

Yoshihiko Hatanaka — Senior Corporate Executive, Chief Financial Officer and Chief Strategy Officer

Iwaki Miyazaki — Senior Corporate Executive, Senior Vice President, Development

Yoshiro Miyokawa — Senior Corporate Executive, Chief Administrative Officer

Hitoshi Ohta — Senior Corporate Executive, Senior Vice President, Corporate Technology

Shinichi Tsukamoto, Ph.D. — Senior Corporate Executive, Senior Vice President Drug Discovery Research

Katsuro Yamada — Senior Corporate Executive, Senior Vice President, Sales & Marketing

Masao Yoshida — Senior Corporate Executive, President and Chief Executive Officer, APEL

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Masaharu Asano, Ph.D. — Corporate Executive, Senior Vice President, Quality Assurance, Regulatory Affairs and Pharmacovigilance

Masaki Doi, Ph.D. — Corporate Executive, Business Intelligence

Rinta Ibuki, Ph.D. — Corporate Executive, Vice President, Pharmaceutical Research & Technology Labs

Michirou Ikeda — Corporate Executive, Vice President, External Relations

Masaru Imahori — Corporate Executive, Associate Senior Vice President, Sales & Marketing

Toshihiko Iwata — Corporate Executive, General Manager, North-Osaka Branch

Seigo Kashii — Corporate Executive, Director, President and Chief Executive Officer of Astellas US Holding, Inc., Astellas US LLC, Astellas Pharma US, Inc.

Shinichiro Katayanagi — Corporate Executive, Senior Vice President, Asia International

Fujio Kitamura — Corporate Executive, Vice President, General Affairs & Corporate Social Responsibility

Yasumasa Masuda — Corporate Executive, Vice President, Corporate Finance & Control

Mitsunori Matsuda — Corporate Executive, Vice President, Strategy & Administration, Corporate Technology

Yoshihiro Minami — Corporate Executive, Vice President, Regulatory Affairs of QA, RA and Pharmacovigilance

Seitaro Mutoh, Ph.D. — Corporate Executive, Vice President, Pharmacology Research Labs

Yoshiaki Nakashima — Corporate Executive, Vice President, Human Resources

Kohei Nomoto — Corporate Executive, Vice President, Eastern Tokyo Branch

Hirofumi Seki — Corporate Executive, Vice President, Project & Quality Management

Hidetoshi Shuto — Corporate Executive, Vice President, Clinical Development Administration

Yutaka Unno — Corporate Executive, Vice President, Corporate Planning

The business address of each person set forth above is c/o Astellas Pharma Inc., 3-11, Nihonbashi-Honcho, 2-Chome, Chuo-Ku, Tokyo, 103-8411, Japan, and the principal telephone number at such address is (81) 3-3244-3000.

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